FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY REPORTS 104% INCREASE

IN YEAR OVER YEAR FIRST QUARTER RESULTS

Strong LRAD® Sales Drive Revenue Growth

SAN DIEGO, CA, February 8, 2007 - American Technology Corporation (ATC) (NASDAQ: ATCO), a leading innovator and producer of commercial and military directed sound products and solutions, today reported results for its first fiscal 2007 quarter ended December 31, 2006.

ATC reported revenues for the first quarter of $3.90 million, a 104% increase from $1.92 million in revenues for the same quarter of last fiscal year. Revenues increased due to sales of LRAD products to a growing number of customers. The marketing efforts of the Company's enhanced sales force, successful product deployments and extensive product demonstrations have contributed to increased market awareness and customer acceptance of ATC's suite of LRAD products.

Gross profit for the quarter ended December 31, 2006 was $1.96 million, or 50% of revenues, compared to $1.06 million, or 56% of revenues, for the same period ended December 31, 2005. The absolute increase in gross profit was principally the result of the increased sales of LRAD products and the decrease in gross profit percentage was primarily the result of product mix.

The operating loss for the first quarter of fiscal 2007 was $597,000, a significant improvement compared to the operating loss of $1.88 million for the prior year's first quarter. The reduced operating loss was due to higher revenues and reduced operating costs. The net loss for the quarter ended December 31, 2006 was $514,000 or $(0.02) per share, compared to a net loss of $771,000 or $(0.03) per share for the same period ended December 31, 2005. The net loss for the first quarter of fiscal 2006 included recognition of a non-cash gain on derivative revaluation of $1.0 million.

Operating expenses decreased from $2.94 million for the quarter ended December 31, 2005 to $2.55 million for the same period ended December 31, 2006. The $2.55 million in operating expenses included $426,000 of legal, accounting and consulting costs associated with a voluntary review of historical stock option grants and the related restatement of financial statements for fiscal years 2005 and 2004 including 2003 and 2002 financial data and certain adjustments for 1999-2001. Non-cash stock-based compensation expense included in operating expenses and cost of sales was $151,000 and $188,000 for the first quarter of fiscal 2007 and 2006, respectively.

"Even with the costs of the historical stock option review, we reported a substantial reduction in operating and net loss in our most recent quarter," said Tom Brown, president and chief executive officer of American Technology Corporation. "Strong LRAD sales, consolidation of facilities and cost control measures resulted in improved revenues and operating results."

"We are making progress on the major initiatives announced last September," continued Brown. "Through deploying an enhanced national and international direct sales force we are experiencing greater demand from large commercial and defense-related entities to integrate LRAD's powerful directed sound capabilities into their programs and systems. Also, we expect to realize improved product margins in upcoming quarters through the implementation of the cost reductions made to our HSS®, LRAD and NeoPlanar® product lines."

"We expect continued sales growth from our LRAD suite of products throughout this year," concluded Brown. "We also expect improved HSS sales due to the timing of anticipated rollouts of previously announced and new digital signage installations."

About American Technology Corporation

American Technology Corporation provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's HyperSonic® Sound, NeoPlanar® and Long Range Acoustic Device (LRAD®) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that reflect our current view with respect to future events and performance. These statements are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. More information about potential factors that could affect our business and financial results is included in the Form 10-K for the fiscal year ended September 30, 2006 under the heading "Item 1A - Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date any such statement is made.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com

American Technology Corporation
Condensed Statements of Operations
(000's omitted except per share amounts)
(Unaudited)
	For the three months ended December 31,
	2006	2005

Total revenues	3,904	$1,916
Cost of revenues	1,948	852
Gross profit	1,956	1,064

Operating expenses:
Selling, general and administrative	2,012	2,375
Research and development	541	566
Total operating expenses	2,553	2,941

Loss from operations	(597)	(1,877)

Other income (expense):
Interest income	116	74
Interest and finance expense	(33)	--
Unrealized gain (loss) on derivative revaluation	--	1,032
Total other income (expense)	83	1,106

Net loss	$(514)	$(771)
Net loss per share of common stock - basic and diluted	$(0.02)	$(0.03)
Average weighted number of common shares outstanding	30,089,640	24,302,848

American Technology Corporation
Condensed Balance Sheets
(000's omitted except per share amounts)
(Unaudited)
	December 31,	September 30,
	2006	2006

ASSETS
Current Assets:
Cash and cash equivalents	$8,567	$9,896
Accounts Receivable	2,047	2,055
Inventories, net of $24 and $12 reserve for obsolescence	4,734	4,450
Prepaid expenses and other	203	139
Total current assets	15,551	16,540
Equipment, net	615	694
Patents, net	1,394	1,416
Long term deposits	58	58
Total assets	$17,618	$18,708

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,750	$1,904
Accrued liabilities	1,361	1,978
Total current liabilities	3,111	3,882
Long-Term Liabilities:
8% Unsecured Subordinated Promissory Notes, net of $743,977
and $-0- debt discount	-	-
Extended Warranty	2	2
Derivative warrant instrument	--	1,221
Total liabilities	3,113	5,105
Total stockholders' equity	14,505	13,603
Total liabilities and stockholders' equity	$17,618	$18,708